Exhibit 107
CALCULATION OF FILING FEE TABLE
FORM S-1
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
Silvaco Group, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Proposed Maximum Aggregate Offering Price(1)(2)	Fee Rate	Amount of Registration Fee(3)
Equity	Common stock, $0.0001 par value per share	Rule 457(o)	$100,000,000.00	$0.0001476	$14,760.00
Equity	Common stock, $0.0001 par value per share to be issued upon conversion of outstanding Micron Note(4)	Rule 457(o)	$5,000,000.00	$0.0001476	$738.00
Total Offering Amounts			$105,000,000.00		$15,498.00
Total Fees Previously Paid					$14,760.00
Total Fee Offsets(5)					—
Net Fee Due					$738.00
(1)Includes the offering price of shares of common stock that may be sold if the underwriters’ option to purchase additional shares of common stock from the Registrant is fully exercised.
(2)Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(3)Calculated pursuant to Rule 457(o) based on an estimate of the proposed maximum aggregate offering price.
(4)Represents shares of the Registrant’s common stock being registered for resale under the Selling Stockholder Resale Prospectus that are issuable upon conversion of $5.0 million aggregate principal amount of outstanding indebtedness under the convertible unsecured promissory note (the “Micron Note”) entered into on April 16, 2024, between the Registrant and Micron Technology, Inc.
(5)The Registrant does not have any fee offsets.